Exhibit 99.1

Contacts:	Julie Wood	Greg Schafer
	Vice President, Investor Relations	Chief Financial Officer
	510-597-6505	510-597-6684
FOR IMMEDIATE RELEASE
ONYX ANNOUNCES PRICING OF PUBLIC OFFERING
EMERYVILLE, CALIF. — June 21, 2007 — Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced the pricing of its public offering of 6,600,000 shares of its common stock at a public offering price of $28.00 per share. The company expects to complete the sale of these shares on or about June 26, 2007. The company has granted the underwriters a 30-day option to purchase 990,000 additional shares of common stock to cover over-allotments, if any.
Morgan Stanley & Co. Incorporated and Merrill Lynch & Co. are acting as joint book running managers. Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as the underwriters.
Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Morgan Stanley & Co. Incorporated (180 Varick Street, New York, NY 10014 Attn: Prospectus Department or by email at prospectus@morganstanley.com), Merrill Lynch & Co. (Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080) or from Onyx Pharmaceuticals, Inc. (2100 Powell Street, Emeryville, CA 94608, fax 510-597-6600).
The offering is being made pursuant to an effective automatic shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer HealthCare Pharmaceuticals Inc. Nexavar is approved for the treatment of advanced kidney cancer in more than 50 countries.

Onyx Announces Pricing of Public Offering
June 21, 2007

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals Inc.
Forward Looking Statements
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding expectations as to the completion of the public offering. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
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